UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Sound Revolution Inc.
(Exact name of registrant as specified in its charter)

Delaware	None
(State of incorporation of organization)	(I.R.S. Employer Identification Number)

925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
(Address of principal executive offices, including zip code.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange of which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, par value $0.0001
(Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Our authorized capital consists of 100,000,000, $0.0001 par value common stock and 10,000,000, $0.0001 par value preferred stock.

Common Stock

We are registering our common stock pursuant to Section 12(g) of the Exchange Act. Shares of our common stock do not carry any preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carry no conversion rights and are not subject to redemption or to any sinking fund provisions.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the common stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available therefor. Dividends may be paid in cash, property or additional shares of our common stock. Our directors are authorized to set apart out of any funds available for dividends a reserve for any proper purpose and may subsequently abolish any such reserve. Proper purposes include but are not limited to equalizing dividends, repairing or maintaining any of our property and meeting contingencies.

ITEM 2.     EXHIBITS

The listed exhibits are incorporated by reference pursuant to Rule 12b-32:

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to the Articles of Incorporation (2)
3.3	Bylaws (1)
4.1	Instrument Defining the Rights of Holders - Form of Share Certificate (3)

(1)	Incorporated by reference from our Registration Statement of Form SB-2 filed on December 8, 2004.
(2)	Incorporated by reference from our Current Report of Form 8-K filed on June 26, 2008.
(3)	Incorporated by reference from our Registration Statement of Form SB-2 filed on August 20, 2004.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                      Sound Revolution Inc.

Date: May 1, 2009	By:	/s/ Penny Green
Penny Green
President, Principal Executive Officer, Principal Financial Officer, Director